EXHIBIT 10.18
FOURTH AMENDMENT TO THE
FLOWERS FOODS, INC.
2001 EQUITY AND PERFORMANCE INCENTIVE PLAN

(as restated effective February 11, 2005)
     This Amendment is made to the Flowers Foods, Inc. 2001 Equity and Performance Incentive Plan, as amended and restated (the “Plan”) to be effective February 4, 2008.
     WHEREAS, Flowers Foods, Inc. (the “Company”) has previously adopted and restated the Plan, and pursuant to Section 18 thereof, the Company’s Board of Directors (the “Board”) has the authority to amend the Plan, subject in certain cases to the approval of the Company’s shareholders, which authority the Board had delegated to the Compensation Committee of the Board of Directors (the “Compensation Committee”); and
     WHEREAS, this Amendment was authorized by the Compensation Committee on February 7, 2008.
     NOW, THEREFORE, the Plan is hereby amended as follows:
     The following is added to the Plan as Section 25:
“25. Recoupment. In the event the Board has reliable evidence of knowing misconduct by a Participant that resulted in the incorrect overstatement of the Company’s earnings or other financial measurements which were taken into consideration with respect to Management Objectives, and the Participant either received an award of Option Rights, Restricted Stock, Deferred Stock, Performance Stock or Performance Units pursuant to this Plan or such awards vested or became nonforfeitable as a result of such overstatement, the Board shall require that the Participant reimburse the Company or forfeit, as applicable, the full amount of any awards granted pursuant to this Plan that resulted from such overstatement. This provision shall not apply to any awards granted pursuant to this Plan prior to February 4, 2008. The remedy specified in this paragraph 25 shall not be exclusive, and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.”
     The remaining provisions of the Plan are hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the day and year first above stated.

FLOWERS FOODS, INC.
By:	/s/ R. Steve Kinsey
R. Steve Kinsey
Title:	Sr. Vice President and Chief Financial Officer